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                         PROVIDENT INSTITUTIONAL FUNDS

                                (DOLLAR SHARES)

                           SHAREHOLDERS SERVICES PLAN


          Section 1.  Upon the recommendation of PFPC Inc. ("PFPC" or the
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"Administrator"), a co-administrator of Provident Institutional Funds (the
"Company"), any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees ("Servicing Agreements") with institutional shareholders of record ("Service Organizations") of a series of the Company's shares of beneficial interest ("Dollar Shares") of the TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund. Such Servicing Agreements shall require the Service Organizations to provide support services as set forth therein to their customers who beneficially own such Dollar Shares (as described in the Company's respective Prospectuses) in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of .25% of the average daily net asset value of the Dollar Shares held by the Service Organizations on behalf of their customers. All expenses incurred by the Company with respect to Dollar Shares of a particular investment portfolio in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of such portfolio's Dollar Shares.

          Section 2.  The Administrator shall monitor the arrangements
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pertaining to the Company's Servicing Agreements with Service Organizations in accordance with the terms of the administration agreement with the Company. The Administrator shall not, however, be obliged by this Plan to recommend, and the Company shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

          Section 3.  So long as this Plan is in effect, the Administrator shall
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provide to the Company's Board of Trustees, and the trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

          Section 4.  This Plan shall become effective as of January 31, 1999
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upon the approval of the Plan (and the form of Servicing Agreement attached hereto) by a majority of the Board of Trustees, including a majority of the trustees who are not "interested persons" as defined in the Investment Company Act of 1940 (the "Act") of the Company and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreements or other agreements related to this Plan
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(the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement).

          Section 5.  Unless sooner terminated, this Plan shall continue until
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__________________, 2000, and thereafter shall continue automatically for successive annual periods provided such continuance is approved at least annually in the manner set forth in Section 4.

          Section 6.  This Plan may be amended at any time by the Board of
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Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

          Section 7.  This Plan is terminable at any time by vote of a majority
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of the Disinterested Trustees.

          Section 8.  While this Plan is in effect, the selection and nomination
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of those trustees who are not "interested person" (as defined in the Act) of the
Company shall be committed to the discretion of the Disinterested Trustees.

          Section 9.  All persons dealing with the Company or the "Trustees" of
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the Company must look solely to the Company's property for the enforcement of any claims against the Company, as neither the trustees, officers, agents nor shareholders assume any personal liability for obligations entered into on the Company's behalf.

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